Filed Pursuant to Rule 433
Registration No. 333-132992

Duke Energy Customer — You Can Be An Owner Too!

•              Purchase stock directly without brokerage fees or service charges.

•              Invest as little as $50 or as much as $100,000 per month.

•              Monitor and manage your share accounts online, 24 hours a day, via DUK-Online.

•              Earn quarterly dividends.

Unlike many dividend reinvestment plans (DRIPs), Duke Energy’s
InvestorDirect Choice Plan does not require present stock ownership.

The issuer has filed a registration statement (including a prospectus) (registration number 333-132992) with  the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-488-3853.

Duke Energy has paid a quarterly dividend for 81 consecutive years!

The current dividend yield is approximately 4.4%.

Three ways to become a shareholder:

•     enroll online at www.duke-energy.com/investors

•     download, print and return completed enrollment form by mail

•     contact our office to receive a package by mail.

Mail:

Duke Energy Corporation

Investor Relations Department

PO Box 1005

Charlotte, NC  28201-1005

Phone:

1-800-488-3853

Monday — Friday

8:00 a.m. — 5:00 p.m. (ET)

Fax: (704) 382-3814

E-mail:

www.duke-energy.com/investors/contact.asp